GUARANTEED MINIMUM DEATH BENEFIT ("GMDB") RIDER
               GREATER OF [6%] ROLLUP TO AGE [85] GMDB OR ANNUAL
                            RATCHET TO AGE [85] GMDB



This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/ Certificate], except as modified below. In this rider, "we", " our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.


THIS RIDER'S BENEFIT

On the Contract Date, your [6%] Roll Up to Age [85] Guaranteed Minimum Death Benefit (GMDB) and Annual Ratchet to age [85] GMDB are both equal to your initial Contribution [plus any Credit]. Thereafter, the GMDB is the greater of the [6%] Roll Up to Age [85] GMDB or the Annual Ratchet to Age [85] GMDB.

[6%] ROLL UP TO AGE [85] GMDB

For the [6%] Roll Up to Age [85] GMDB, the GMDB is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [EQ/ Money Market Fund, EQ/Alliance Intermediate Government Securities, EQ/Short Duration, Guaranteed Interest Account, the Fixed Maturity Options [APPLICABLE IF THE GPB OPTION 2 IS ELECTED] [and Special Ten Year FMO, [and the loan reserve for the TSA market]]) through the Contract Date Anniversary following the Annuitant's [85th ] birthday (or the Annuitant's death, if earlier), and 0% thereafter. [The GMDB interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] and for the Money Market Fund (12 Month) Dollar Cost Averaging Account, if applicable, will be [6%].] The GMDB is also adjusted for any subsequent Contributions, [Credits] and withdrawals as described under "Effects of Withdrawals" below.

         OPTIONAL RE-SET OF [6%] ROLLUP TO AGE [85] GMDB :

         On or within 30 days following the [fifth] or later Contract Date Anniversary, you may elect to re-set your [6%] Rollup to Age [85] GMDB to equal the Annuity Account Value on the immediately preceding Contract Date Anniversary. The [6%] Rollup continues on your re-set GMDB. When you re-set your [6%] Rollup to Age [85] GMDB, you may not re-set the GMDB again until the 5th or later Contract Date Anniversary following the re-set. Re-set is not permitted after the Contract Date Anniversary following the Annuitant's [75th] birthday.

         When you re-set your [6%] Rollup to Age [85] GMDB, your [6%] Rollup to Age [85] GMIB Benefit Base is automatically re-set as described in your Guaranteed Minimum Income Benefit Rider.



ANNUAL RATCHET TO AGE [85] GMDB


For the Annual Ratchet to Age [85] GMDB, on each Contract Date Anniversary up to the Contract Date Anniversary following the Annuitant's [85th] birthday, if the Annuity Account Value is greater than the current GMDB, the GMDB is re-set to equal the Annuity Account Value. The GMDB is also adjusted for any subsequent Contributions, [Credits] and withdrawals as described under "Effects of Withdrawals" below.





2003GMDB(rev1105)OPR                                1

IF SPOUSAL PROTECTION IS ELECTED BY JOINT OWNERS: [A GMDB that by its terms accumulates to Annuitant age [85] will instead accumulate to age [85] of the older Joint Owner for the life of the [Certificate/Contract], regardless of the age of the named Annuitant. Notwithstanding the conditions of the previous sentence, the terms and conditions of the optional re-set of your [6%] Rollup to Age [85] GMDB are determined by the age of the Annuitant. The GMDB is frozen on the Contract Date Anniversary following the older Joint Owner's [85th] birthday, even if the older Joint Owner has died and thereafter is adjusted for Contributions and withdrawals in accordance with its terms. The preceding continues to apply even when the younger Joint Owner becomes the Successor Owner Annuitant.]


EFFECT OF WITHDRAWALS

NOTE TO REGULATOR: THERE ARE THREE ALTERNATIVES FOR ADJUSTING THE GUARANTEED MINIMUM DEATH BENEFIT FOR WITHDRAWALS. THEY ARE REFERENCED BELOW AS OPTION 1, 2 AND 3. ALL ADJUSTMENTS ARE DETERMINED ON A CONTRACT YEAR BASIS. THE ONE OPTION WE IMPLEMENT WILL BE REFLECTED IN THIS RIDER AS ISSUED AND WILL NOT CHANGE FOR AN ANNUITANT ONCE ISSUED.

OPTION 1  (DOLLAR FOR DOLLAR ADJUSTMENT ON [6]% OF WITHDRAWALS AND PRO-RATA
---------------------------------------------------------------------------
THEREAFTER FOR BOTH GMDBS):
--------------------------

[The [6%] Roll Up to Age [85] GMDB and the Annual Ratchet to Age [85] GMDB will each be reduced by withdrawals. The reduction is determined separately for each GMDB. The reduction of the GMDB is on a dollar-for-dollar basis as long as the sum of your withdrawals in a Contract Year is [6%] or less of the GMDB as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the GMDB as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the GMDB. (Because your Annual Ratchet to Age [85] GMDB may differ from your [6%] Roll Up to Age [85] GMDB, the same withdrawal may produce a pro rata adjustment in one GMDB and not in the other GMDB.)]

OPTION 2  (FOR [6]% ROLL-UP GMDB ONLY:  DOLLAR FOR DOLLAR ADJUSTMENT ON [6]% OF
-------------------------------------------------------------------------------
WITHDRAWALS, AND PRO-RATA  THEREAFTER;  FOR ANNUAL RATCHET GMDB ONLY:
--------------------------------------------------------------------
PRO-RATA ADJUSTMENT)
-------------------


 [The [6%] Roll Up to Age [85] and the Annual Ratchet to Age [85] GMDB will each be reduced by withdrawals. The reduction is determined separately for each GMDB. The Annual Ratchet to Age [85] GMDB will be reduced pro rata by all withdrawals. The reduction of the Roll Up to Age [85] GMDB is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the GMDB as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the GMDB as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the Roll Up to Age [85] GMDB.]


OPTION 3  (PRO-RATA ADJUSTMENT OF WITHDRAWALS FOR BOTH GMDBS):

[The [6%] Roll Up to Age [85] GMDB and the Annual Ratchet to Age [85] GMDB will each be reduced pro rata by withdrawals. The reduction is determined separately for each GMDB.]

A pro rata reduction is determined as follows:
1) Divide the amount of the withdrawal by your Annuity Account Value immediately preceding the withdrawal;
2) Multiply the fraction calculated in (1) by the amount of your GMDB immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will reduce your GMDB by this amount. We will make this reduction as of the Transaction Date of each withdrawal.




2003GMDB(rev1105)OPR                         2

[FOR NQ AND IRA MARKET SEGMENTS ONLY]
[SPECIAL RULES FOR SUCCESSOR OWNER/ANNUITANT

If the Owner/Annuitant dies and the surviving spouse (who is the joint owner or sole primary beneficiary) elects to become Successor Owner/Annuitant (SOA), the Annuity Account Value for the continued [Contract/Certificate] will be equal to the greater of (i) the Annuity Account Value as of the date we receive due proof of the Owner/Annuitant's death, or (ii) the GMDB as of the date of the Owner/Annuitant's death. If the GMDB is greater than the Annuity Account Value, we will re-set the Annuity Account Value to equal the GMDB. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. We do not re-set the GMDB if the Annuity Account Value is higher.

In determining whether this rider will continue to apply, we will use the age of the SOA as of the as of the date of death of the original Owner/Annuitant.

        o If the SOA is age [75] or younger as of the date of death, this optional GMDB continues until the Contract Date Anniversary following the SOA's [85th] birthday. If the GMDB had ended due to the original Owner/Annuitant attaining age [85], we will reinstate the GMDB if the SOA is eligible.

        o If the SOA is age [76] or older, the GMDB value is frozen as of the date of death of the original Owner/Annuitant (and adjusted for any contributions and withdrawals thereafter) and any charge that applies ends.

Withdrawal charges will no longer apply to Contributions made prior to the original Owner/Annuitant's death. Withdrawal charges apply to any Contributions made by the SOA after the original Owner/Annuitant's death.]

THE COST OF THIS RIDER

The charge for this benefit is shown in the Data Pages.

GENERAL PROVISIONS OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the [Contract/Certificate] terminates,
(ii) SOA is elected and the SOA is age [76] or older as of the date of death of the original Annuitant , (iii) the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or (iv) the [Contract/Certificate is annuitized, including exercise of Guaranteed Minimum Income Benefit (also referred to as Living Benefit), if applicable.

AXA EQUITABLE LIFE INSURANCE COMPANY
[OBJECT OMITTED]  [GRAPHIC OMITTED][GRAPHIC OMITTED]



/S/Christopher M. Condron                              /S/Pauline Sherman
-------------------------                              ------------------
Christopher M. Condron                                 Pauline Sherman
Chairman and Chief Executive Officer                   Senior Vice President,
                                                       Secretary and Associate
                                                       General Counsel



2003GMDB(rev1105)OPR                         3